Exhibit 99.2

Dear Shareholders:

Financial results for the first nine months of 2002 continue to run ahead of last year. Net income for the first nine months of 2002 was $11,998,000, which is a 5.1% increase over the same period last year. Earnings per share were $.75 this year compared to $.71 last year. For the quarter ended September 30, 2002, net income and earnings per share were $4,170,000 and $.26, respectively, up from $4,047,000 and $.25, respectively for the previous year's third quarter. Total capital as a percentage of total assets was 10.2% as of September 30, 2002, indicating the Company continues to be very well capitalized.

For the first nine months of 2002, the return on average equity was 19.79%, the return on average assets was 1.94% and the efficiency ratio was 29.79%. These ratios continue to rank as some of the best in the country.

Net income continues to exceed last year primarily because of the increase in net interest income, which has resulted from interest expense declining more than the interest income on loans and investments. At the time of the writing of this letter, it appears the Federal Reserve may cut the targeted fed funds rate by 25 basis points before the end of 2002. This would be the first change in interest rates by the Federal Reserve in almost a year. Even without formal Federal Reserve action, the market has seen yields on investment securities decline significantly over the last few months. This results in lower yields when we reinvest funds from maturing investments. If rates decline further and stay at these historically low levels, it is possible we could see a decrease in our net interest margin, which for the first nine months of 2002 was 4.00%.

Loans outstanding as of September 30, 2002 total approximately $481,500,000, which is $11,000,000 below last year at this time. As discussed in prior quarterly reports, the decline is mostly in the real estate loan portfolio. We continue to make real estate loans for our customers, but the majority of the lower rate, long-term residential loans are sold in the secondary market. We anticipate continuing to sell long-term real estate loans in the secondary market as long as interest rates are at these low levels.

While loans are down $11,000,000 from last year, due to these uncertain economic conditions, we have increased the allowance for loan losses by approximately $300,000 to $4,361,000.

As of September 30, 2002, deposits are $45,000,000 higher than last year. Funds continue to remain in short-term bank deposits awaiting a stronger stock market or higher long-term interest rates.

Noninterest income, excluding gains on the sale of securities, is approximately $150,000 or 3.2% higher than the first nine months of last year. A new source of revenue is the surcharge fee charged to non-bank customers for the use of West Bank ATM's. Our off-site ATM locations, which are new this year, have contributed to higher transaction volumes.

Expenses for the first nine months of this year are 5.6% higher than last year. Excluding the one-time costs associated with the SEC registration and Nasdaq filing that took place in the second quarter of this year, expenses would be up 3.6%. We feel we are continuing to control expenses.

At its meeting on October 8, 2002, the Board of Directors declared a quarterly cash dividend of $.16 per share. This dividend will be paid on October 28th to shareholders of record on October 21st. With the payment of this dividend, total dividends paid in 2002 will amount to $.62 per share. This is up from $.60 per share of dividends paid in 2001.

Also at that meeting, the Board authorized the buy back of Company common stock up to an amount of $5,000,000 over the next twelve months. The Company would do this only when it would have a positive impact on earnings per share and comply with Securities and Exchange Commission regulations and Nasdaq rules.

Stockholders' equity as of September 30, 2002 was $83,969,000 compared to $77,294,000 on September 30, 2001, an increase of $6,675,000, which is after the payout of $9,797,000 in dividends to shareholders over the past 12 months.

Net income in the fourth quarter of 2001 was $4,322,000. To match that amount in the fourth quarter of 2002, when considering present economic conditions, will be very difficult.

We are cautious concerning economic conditions, particularly regarding real estate (single family, multi-family and commercial). Consumer confidence has remained high, but layoffs, the stock market decline and World tensions will lead to erosion of this confidence and a slow down in consumer spending. Corporate spending will not pick up with excess capacity in manufacturing and the inability to price products to generate a profit to support expenses. The World's ability to produce far exceeds the ability to consume. This coupled with the threat of terrorism and the threat of war will greatly impede any noticeable economic recovery for quite some time.

Our staff continues to work hard to anticipate and respond to the needs of our customers. We thank them for their effort and dedication and thank you, our shareholder, for your support.

Yours truly,


/s/ David L. Miller
-----------------------------------------------
David L. Miller

Chairman, President and Chief Executive Officer
West Bancorporation, Inc.

WEST BANCORPORATION, INC. AND SUBSIDIARY, WEST DES MOINES STATE BANK Financial Information

                                                           (Unaudited)
                                                          September 30,
                                                 ------------------------------
CONSOLIDATED STATEMENTS OF CONDITION                  2002            2001
-------------------------------------------------------------------------------
Assets
Cash and due from banks ......................   $  38,067,323    $  32,981,203
Short-term investments .......................      74,737,820      130,652,047
Securities ...................................     223,204,603      146,450,630
Loans ........................................     481,535,302      492,626,016
    Allowance for loan losses ................      (4,360,989)      (4,056,392)
                                                 ------------------------------
Loans, net ...................................     477,174,313      488,569,624
Other assets .................................       9,102,565        8,845,816
                                                 ------------------------------
    Total assets .............................   $ 822,286,624    $ 807,499,320
                                                 ==============================

Liabilities and Stockholders' Equity
Deposits:
    Noninterest-bearing ......................   $ 156,636,239    $ 135,353,798
    Interest-bearing
        Demand ...............................      34,645,866       30,008,228
        Savings ..............................     227,533,508      224,525,636
        Time .................................     152,123,024      135,427,950
                                                 ------------------------------
Total deposits ...............................     570,938,637      525,315,612
Short-term borrowings ........................     113,328,763      153,472,185
Long-term borrowings .........................      51,600,000       48,000,000
Other liabilities ............................       2,450,418        3,417,972
Stockholders'equity ..........................      83,968,806       77,293,551
                                                 ------------------------------
    Total liabilities and stockholders' equity   $ 822,286,624    $ 807,499,320
                                                 ==============================


                                PER COMMON SHARE         MARKET INFORMATION*
                       Net Income     Dividends       High             Low
---------------------------------------------------------------------------
2002
-----------

1st quarter           $    0.24    $    0.15     $   14.00       $   11.50
2nd quarter                0.25         0.15         18.00           13.15
3rd quarter                0.26         0.16         16.50           14.38

2001
-----------

1st quarter                0.22         0.15         13.00           10.50
2nd quarter                0.24         0.15         10.63            9.75
3rd quarter                0.25         0.15         11.10            9.80
4th quarter                0.27         0.15         11.95           10.65

* The prices shown are the high and low sale prices for the Company's common stock, which trades on the NASDAQ National Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARY, WEST DES MOINES STATE BANK Financial Information

                                                                      (unaudited)                (unaudited)
                                                                  Three months ended           Nine months ended
                                                                     September 30,                September 30,
PERFORMANCE HIGHLIGHTS                                            2002          2001           2002           2001
---------------------------------------------------------------------------------------------------------------------
Return on average equity .................................        19.97%         21.15%         19.79%         20.64%
Return on average assets .................................         1.99%          1.92%          1.94%          1.83%
Net interest margin ......................................         3.95%          3.92%          4.00%          3.78%
Efficiency ratio .........................................        28.88%         28.50%         29.79%         29.59%


CONSOLIDATED STATEMENTS OF OPERATION
---------------------------------------------------------------------------------------------------------------------
Interest income
Loans ....................................................   $ 8,224,343    $ 9,718,214   $ 24,785,573   $ 30,167,885
Securities ...............................................     2,457,409      2,577,662      7,328,103      9,866,565
Other ....................................................       437,466      1,133,221      1,299,694      2,469,370
                                                             --------------------------------------------------------
    Total interest income ................................    11,119,218     13,429,097     33,413,370     42,503,820
                                                             --------------------------------------------------------

Interest expense
Deposits .................................................     2,209,351      3,725,599      6,912,449     13,232,814
Short-term borrowings ....................................       464,659      1,286,373      1,448,059      5,264,074
Long-term borrowings .....................................       723,774        735,847      2,127,435      2,130,328
                                                             --------------------------------------------------------
    Total interest expense ...............................     3,397,784      5,747,819     10,487,943     20,627,216
                                                             --------------------------------------------------------

Net interest income ......................................     7,721,434      7,681,278     22,925,427     21,876,604
Provision for loan losses ................................       250,000        300,000        710,000        762,500
                                                             --------------------------------------------------------
Net interest income after provision loss                       7,471,434      7,381,278     22,215,427     21,114,104
                                                             --------------------------------------------------------

Noninterest income
Service charges on deposit accounts ......................     1,194,710      1,164,418      3,313,446      3,277,244
Trust services ...........................................       138,000        122,647        437,634        419,123
Other income .............................................       478,844        325,430      1,121,072        933,739
                                                             --------------------------------------------------------
    Total noninterest income .............................     1,811,554      1,612,495      4,872,152      4,630,106
                                                             --------------------------------------------------------

Noninterest expense
Salaries and employee benefits ...........................     1,618,790      1,604,693      4,818,602      4,756,662
Occupancy expense ........................................       327,599        296,975        966,317        905,711
Data processing expense ..................................       238,820        267,741        769,162        731,294
Other expense ............................................       609,052        544,786      1,915,904      1,629,120
                                                             --------------------------------------------------------
    Total noninterest expense ............................      2,794,261     2,714,195      8,469,985      8,022,787
                                                             --------------------------------------------------------

Income before income taxes ...............................      6,488,727     6,279,578     18,617,594     17,721,423
Income taxes .............................................      2,318,538     2,232,500      6,619,178      6,307,753
                                                             --------------------------------------------------------
Net income ...............................................    $ 4,170,189   $ 4,047,078   $ 11,998,416   $ 11,413,670
                                                             ========================================================